Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form F-3 Nos. 333-276826, 333-280658, 333-281863,333-284376 and 333-289034) of PolyPid Ltd.

(2)	Registration Statements (Form S-8 Nos. 333-239517, 333-271060, 333-277703, 333-280662 and 333-289570) pertaining to the Amended and Restated 2012 Share Option plan of PolyPid Ltd.

of our report dated February 25, 2026, with respect to the consolidated financial statements of PolyPid Ltd. included in this Annual Report (Form 20-F) of PolyPid Ltd. for the year ended December 31, 2025.

Haifa, Israel	/s/ Kost Forer Gabbay & Kasierer
February 25, 2026	A Member of EY Global